FIRST NIAGARA FINANCIAL GROUP
                                   401(k) PLAN

                           Financial Statements as of
                           December 31, 2005 and 2004
                                       And
                              Supplemental Schedule
                                  Together with
                        Reports of Independent Registered
                             Public Accounting Firms

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

June 26, 2006

The Compensation Committee of
First Niagara Financial Group, Inc.:

We have audited the accompanying statement of net assets available for plan benefits of the First Niagara Financial Group 401(k) Plan (the Plan) as of December 31, 2005, and the related statement of changes in net assets available for plan benefits for the year then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audit. The 2004 financial statements of the First Niagara Financial Group 401(k) Plan were audited by another independent registered public accounting firm, whose report dated June 24, 2005 expressed an unqualified opinion on those statements.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for plan benefits of the Plan at December 31, 2005, and the changes in its net assets available for plan benefits for the year then ended, in conformity with accounting principles generally accepted in the United States.

Our audit was performed for the purpose of forming an opinion on the financial statements taken as a whole. The accompanying supplemental schedule of assets held for investment as of December 31, 2005 is presented for purposes of additional analysis and is not a required part of the financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan's management. The supplemental schedule has been subjected to the auditing procedures applied in our audit of the financial statements and, in our opinion, is fairly stated in all material respects in relation to the financial statements taken as a whole.


      /s/ Bonadio & Co., LLP

             Report of Independent Registered Public Accounting Firm

The Compensation Committee of
First Niagara Financial Group, Inc.:

We have audited the accompanying statement of net assets available for plan benefits of the First Niagara Financial Group 401(k) Plan (the Plan) as of December 31, 2004, and the related statement of changes in net assets available for plan benefits for the year then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for plan benefits of the Plan as of December 31, 2004, and the changes in net assets available for plan benefits for the year then ended in conformity with U.S. generally accepted accounting principles.


                                  /s/ KPMG LLP

June 24, 2005

FIRST NIAGARA FINANCIAL GROUP 401(k) PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR PLAN BENEFITS
DECEMBER 31, 2005 AND 2004
--------------------------------------------------------------------------------

                                                              2005           2004
                                                          -----------    -----------
ASSETS

    Investments:
      Pooled separate accounts                            $31,937,982    $21,386,427
      Mutual funds                                         12,199,527      9,214,323
      Guaranteed interest accounts                          2,289,238      2,272,635
      Common collective trusts                              1,094,703             --
      First Niagara Financial Group, Inc. common stock     32,499,280     16,923,752
      Participant loans                                     1,577,303      1,012,488
                                                          -----------    -----------

    Total investments                                      81,598,033     50,809,625

    Receivables:
      Employer contribution receivable                             --          2,871
                                                          -----------    -----------

    Total receivables                                              --          2,871
                                                          -----------    -----------

    Net assets available for plan benefits                $81,598,033    $50,812,496
                                                          ===========    ===========

        The accompanying notes are an integral part of these statements.

FIRST NIAGARA FINANCIAL GROUP 401(k) PLAN

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR PLAN BENEFITS
FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004
--------------------------------------------------------------------------------

                                                                                 2005           2004
                                                                             -----------    -----------
ADDITIONS:
    Employee contributions                                                   $ 4,573,298    $ 3,147,216
    Employer contributions                                                     2,523,074      1,701,010
    Rollover contributions                                                     8,871,150        811,305
    Interest and dividend income                                                 883,514        443,614
    Net appreciation in fair value of investments,
      including realized gains and losses on sales                             4,522,060      1,885,005
                                                                             -----------    -----------

    Total additions                                                           21,373,096      7,988,150

TRANSFERS:
    Transfer from Hudson River Bank and Trust Company 401(k) Savings Plan     17,983,826             --
    Transfer from C.W. Bostwick, Inc. 401(k) Plan                              1,271,522
    Transfer of Burke Group, Inc. 401(k) Plan accounts                         1,532,101             --
    Transfer from Troy Savings Bank 401(k) Savings Plan                               --      7,490,806
                                                                             -----------    -----------

    Total transfers                                                           20,787,449      7,490,806

DEDUCTIONS:
    Distributions to participants                                             11,086,273      4,610,370
    Administrative expenses                                                      266,700        241,319
    Other                                                                         22,035             --
                                                                             -----------    -----------

    Total deductions                                                          11,375,008      4,851,689
                                                                             -----------    -----------

    Net increase                                                              30,785,537     10,627,267

Net assets available for plan benefits - beginning of year                    50,812,496     40,185,229
                                                                             -----------    -----------

Net assets available for plan benefits - end of year                         $81,598,033    $50,812,496
                                                                             ===========    ===========

        The accompanying notes are an integral part of these statements.

FIRST NIAGARA FINANCIAL GROUP 401(k) PLAN

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004
--------------------------------------------------------------------------------

1.    DESCRIPTION OF PLAN

The following description of the First Niagara Financial Group 401(k) Plan (the
Plan) provides only general information. Participants should refer to the Plan document for a more complete description of the Plan's provisions.

General

The plan is a defined contribution plan with salary reduction features as permitted under Section 401(k) of the Internal Revenue Code. The Plan is funded by employee and employer contributions and covers substantially all eligible employees of First Niagara Bank and its Subsidiaries, which is owned by First Niagara Financial Group, Inc. (collectively, the Company). It is intended to conform with the provisions of the Employee Retirement Income Security Act of 1974 (ERISA) and subsequent legislation, when applicable.

At December 31, 2005 the assets of the Plan are maintained in investment funds held by Principal Life Insurance Company (Principal). Broker commissions associated with investment transactions and investment management fees are paid by the Plan. Administrative fees not paid by the Plan are paid by the Company.

As a result of the acquisition of the sponsoring entities, the assets of Hudson River Bank and Trust Company 401(k) Savings Plan, C.W. Bostwick, Inc. 401(k) Plan, and Burke Group, Inc. 401(k) Plan were transferred into the Plan during 2005. The assets of Troy Savings Bank 401(k) Savings Plan were transferred into the Plan during 2004.

Eligibility

All eligible employees who have completed three months of service, as defined in the Plan, have attained the age of 21 and who are not represented by a collective bargaining unit are eligible to participate in the Plan.

Contributions

Employees who are eligible to participate in the Plan may elect to contribute up to 100% of their annual compensation, as defined in the Plan, subject to certain limitations. Employees who are age 50 or older by the end of the calendar year are allowed to make an additional "catch-up" contribution. This contribution was limited to $4,000 in 2005 and $3,000 in 2004. This limit was increased to $5,000 in 2006. The "catch-up" contribution is not subject to the employer matching contribution.

The Company contributes a matching contribution to those participating employees who have elected to make employee contributions. The matching contribution is equal to 100% of an employee's contribution up to 2% of the employee's compensation (as defined in the Plan), plus 75% of an employee's contribution between 2% and 6% of the employee's compensation. Matching contributions for an employee shall not be more than 5% of the employee's compensation in a Plan year.

The Company may also make an annual discretionary contribution to the Plan. No discretionary contributions were made to the Plan during 2005 and 2004. Participants may also contribute amounts representing distributions from other qualified defined benefit or defined contribution plans.

Participants direct the investment of their contributions into various investment options offered by the Plan. Participants may change their investment allocation on a daily basis.

Participant Accounts

Each participant's account is credited with the participant's contribution and an allocation of (a) the Company's contributions, (b) Plan earnings and losses, and (c) administrative expenses. Allocations are based on participant earnings or account balances, as defined. The benefit to which a participant is entitled is the benefit that can be provided from the participant's vested account.

Vesting

All participants are immediately 100% vested in their contributions, plus allocated earnings thereon. Participants vest in Company matching and discretionary contributions as follows:

             Less than 2 years                        0%
             2 years                                  20%
             3 years                                  40%
             4 years                                  60%
             5 years                                  80%
             6 years                                  100%

Loans to Participants

Participants may borrow from their accounts a minimum of $1,000 per loan up to a maximum amount, which is the lesser of $50,000 or 50% of their vested account balance. Loan terms range from 1-5 years or up to 15 years for the purchase of a principal residence. The loans are collateralized by the participant's account and bear interest at the rates available for comparable loans from commercial lending institutions. Principal and interest is paid ratably through payroll deductions.

Payment of Benefits

Employees are eligible for retirement benefits upon reaching age 65. Upon termination of service due to death, disability, or retirement, a participant or their beneficiary may elect to receive either a lump-sum amount equal to the value of the participant's vested interest in his or her account, or distributions based on various annuity options or fixed income payments. For termination of service for other reasons, a participant may receive the value of the vested interest in his or her account as a lump-sum distribution. Participating employees may take financial hardship withdrawals under prescribed circumstances, up to the value of their vested account balance.

Forfeited Accounts

Forfeitures of nonvested employer contributions may be used for Plan administrative expenses or to reduce the employer's future contributions. During 2005 and 2004, forfeitures used to reduce employer contributions amounted to $306,396 and $41,758, respectively. Unused forfeited account balances were $218,546 and $116,527 at December 31, 2005 and 2004, respectively.

Plan Termination

Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of plan termination, participants will become 100% vested in their accounts.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Risks and Uncertainties

The Plan's assets include various types of investment securities. Investment securities are exposed to various risks, such as interest rate, market, and credit risks. Due to the level of risk associated with certain investments and the level of uncertainty related to the value of such investments, changes in the values of investments will occur and such changes could materially affect the amounts reported in the accompanying financial statements.

Investments

The investments in the guaranteed interest accounts, the pooled separate accounts, and the common collective trust are valued at fair values as determined by Principal. Investments in First Niagara Financial Group, Inc. common stock and mutual funds are valued based on quoted market prices. Participant loans are valued at their outstanding balances.

The guaranteed interest accounts are non fully benefit responsive, since withdrawals prior to maturity for events other than death, disability, termination, or retirement may be subject to a surrender charge. As such, guaranteed interest accounts are recorded at fair value. The fair value of the Plan's guaranteed interest accounts approximates contract value.

Purchases and sales of securities are recorded on a trade-date basis. Dividends are recorded on the ex-dividend date.

3.    INVESTMENTS

Contributions to the Plan are invested under a group annuity contract with Principal, Gartmore Trust Company, Delaware Charter Guarantee and Trust Company, and also in First Niagara Financial Group, Inc. common stock. Plan participants may allocate their funds among one or more of the following investment accounts:

Group Annuity Contract with Principal (party-in-interest):

            o Guaranteed Interest Account - A general investment account comprised of guaranteed interest contracts yielding a specified rate of interest maturing at various dates through December 31, 2009.

            o Bond and Mortgage Fund - A pooled separate account comprised of intermediate-term commercial mortgages and mortgage-backed securities.

            o Large Cap Stock Index Fund - A pooled separate account comprised of the stocks included in the Standard and Poor's 500 Stock Index.

            o Small Company Blend Fund - A pooled separate account comprised of equity securities of small to medium sized companies.

            o Medium Company Blend Fund - A pooled separate account comprised of equity securities of medium sized companies.

            o Diversified International Fund - Invests in companies that derive 50% or more of their revenue from goods or services produced, or sales made, outside the U.S.

            o Principal Financial Group, Inc. Stock Fund - A pooled separate account, which is invested primarily in the stock of Principal Financial Group, Inc.

            o Small Company Growth Fund - A pooled separate account comprised of stocks at the lower end of the market capitalization range.

            o Lifetime Strategic Income Fund - A pooled separate account, which invests in shares of other Principal Investors Funds. It is designed for participants close to retirement.

            o Lifetime 2010 Fund - A pooled separate account, which invests in shares of other Principal Investors Funds. It is designed for participants who expect to retire around the year 2010.

            o Lifetime 2020 Fund - A pooled separate account, which invests in shares of other Principal Investors Funds. It is designed for participants who expect to retire around the year 2020.

            o Lifetime 2030 Fund - A pooled separate account, which invests in shares of other Principal Investors Funds. It is designed for participants who expect to retire around the year 2030.

            o Lifetime 2040 Fund - A pooled separate account, which invests in shares of other Principal Investors Funds. It is designed for participants who expect to retire around the year 2040.

            o Lifetime 2050 Fund - A pooled separate account, which invests in shares of other Principal Investors Funds. It is designed for participants who expect to retire around the year 2050.

            o Principal Partners Large Capital Value Fund - a pooled separate account, which invests primarily in common stocks of larger capitalization domestic companies.

            o Small Company Value Fund - A pooled separate account, which invests primarily in common stock of small capitalization companies.

            Contract with Gartmore Trust Company:

            o Stable Value Fund - Designed to produce higher returns than money market funds while seeking safety and price stability.

            Mutual Funds:

            o American Century Vista Fund - Comprised of stocks of medium sized and smaller companies that have earnings and revenues that are growing at an accelerated pace.

            o American Century Value Fund - Comprised of primarily U.S. equity securities.

            o T. Rowe Price Spectrum Growth Fund - Comprised of a diversified group of T. Rowe Price mutual funds that invest mainly in equities such as traditional growth stocks, small aggressive growth stocks and income stocks, and international securities.

            o Janus Aspen Forty Fund - Comprised of common stocks selected for their growth potential.

            o Fidelity Advisor High Income Advantage I Fund - Comprised mainly of low quality debt securities, preferred stocks, convertible securities and zero coupon bonds.

Participants may also invest in First Niagara Financial Group, Inc. common stock (party-in-interest).

At December 31, 2005 and 2004, the fair values of investments that represent 5% or more of the Plan's net assets were as follows:

                                                          2005           2004
                                                      -----------    -----------
Principal Guaranteed Interest Accounts                $        --    $ 2,272,635
Principal Bond and Mortgage Fund                        4,747,249      3,541,962
Principal Lifetime 2020 Fund                            4,473,226      4,069,599
T. Rowe Price Spectrum Growth Fund                      4,300,273             --
Principal Large Cap Stock Index Fund                           --      3,549,281
Principal Lifetime 2030 Fund                                   --      2,568,778
First Niagara Financial Group, Inc. common stock       32,499,280     16,923,752

Net appreciation (depreciation) in fair value of investments, including realized gains (losses) on investments sold during the years ended December 31, 2005 and 2004 are as follows:

                                                         2005           2004
                                                     -----------    -----------
Group annuity contract with insurance company        $ 2,183,550    $ 1,791,666
Mutual funds                                             920,900        939,461
First Niagara Financial Group, Inc. common stock       1,417,610       (846,122)
                                                     -----------    -----------

                                                     $ 4,522,060    $ 1,885,005
                                                     ===========    ===========

4.    TAX STATUS

The Plan has received a determination letter from the Internal Revenue Service dated May 5, 2003, stating that the Plan is qualified under Section 401(a) of the Internal Revenue Code (the Code) and, therefore, the related trust is exempt from taxation. Subsequent to this determination by the Internal Revenue Service, the Plan was amended. Once qualified, the Plan is required to operate in conformity with the Code to maintain its qualification. The Plan administrator believes that the Plan is being operated in compliance with the applicable requirements of the Code and therefore that the Plan, as amended, is qualified and the related trust is tax-exempt.

5.    SUBSEQUENT EVENTS

The Company acquired Hatch Leonard Naples, Inc. during 2005, and maintained their existing 401(k) plan through December 31, 2005. Effective January 1, 2006, employees of Hatch Leonard Naples, Inc. are eligible to participate in the Plan. The balances in the Hatch Leonard Naples, Inc. 401(k) plan are expected to be transferred into the Plan during 2006.

In June 2006, Plan participants were notified by the Plan Administrator of the intention to change the Plan's recordkeeper and trustee. In connection with this change, participants will temporarily be unable to change investments in their individual accounts, to obtain a loan or distribution from the Plan, or to obtain a hardship withdrawal from the Plan. This change is not expected to have a material effect on the Plan's financial statements.

                                                                      Schedule I

FIRST NIAGARA FINANCIAL GROUP 401(k) PLAN

SCHEDULE OF ASSETS HELD FOR INVESTMENT
DECEMBER 31, 2005
--------------------------------------------------------------------------------

                                               Description of                       # of shares      Current
     Identity of Issue                           Investment                           or units        Value
--------------------------    --------------------------------------------------    -----------    -----------

                              Guaranteed Interest Accounts:
                              -----------------------------
Principal Life                *  Maturity Date 12/31/05                                            $   835,201
Insurance Company             *  Maturity Date 12/31/06                                                582,846
                              *  Maturity Date 12/31/07                                                562,557
                              *  Maturity Date 12/31/08                                                197,573
                              *  Maturity Date 12/31/09                                                111,061
                                                                                                   -----------
                                                                                                     2,289,238

                              Pooled Separate Accounts:
                              -------------------------
Principal Life                *  Principal Bond and Mortgage Fund                         6,452      4,747,249
Insurance Company             *  Principal Large Cap Stock Index Fund                    82,308      3,875,115
                              *  Principal Small Company Blend Fund                      23,286      1,592,272
                              *  Principal Medium Company Blend Fund                     35,225      2,197,377
                              *  Principal Diversified International Fund                64,895      3,203,032
                              *  Principal Financial Group, Inc. Stock Fund              10,551        274,266
                              *  Principal Small Company Growth Fund                     95,851      1,847,857
                              *  Principal Lifetime Stategic Income Fund                 65,696        888,969
                              *  Principal Lifetime 2010 Fund                           200,757      2,772,792
                              *  Principal Lifetime 2020 Fund                           315,686      4,473,226
                              *  Principal Lifetime 2030 Fund                           219,028      3,073,105
                              *  Principal Lifetime 2040 Fund                            58,629        833,995
                              *  Principal Lifetime 2050 Fund                             7,722        106,124
                              *  Principal Partners Large Capital Value Fund            102,049      1,412,124
                              *  Principal Small Company Value Fund                      16,953        640,479
                                                                                                   -----------
                                                                                                    31,937,982

                              Common Collective Trusts:
                              -------------------------
Gartmore Trust Company        *  Stable Value Fund                                       71,704      1,094,703

                              Mutual Funds:
                              -------------
Delaware Charter Guarantee       American Century Vista Fund                             45,895        725,602
and Trust Company                American Century Value Fund                            379,037      2,634,306
                                 T. Rowe Price Spectrum Growth Fund                     236,019      4,300,273
                                 Janus Aspen Forty Fund                                 131,833      3,649,134
                                 Fidelity Advisor High Income Advantage I Fund           94,804        890,212
                                                                                                   -----------
                                                                                                    12,199,527

First Niagara Financial       *  Common stock                                         2,245,977     32,499,280
Group, Inc.

Participant Loans             *  Interest Rates range from 4.00% to 11.80%                           1,577,303
                                                                                                   -----------
                                                                                                   $81,598,033
                                                                                                   ===========

*     Denotes party-in-interest

    This schedule was prepared solely from information certified by Principal
     Life Insurance Company. The accompanying notes are an integral part of these statements.